As filed with the Securities and Exchange Commission on December 15, 2000
                                                   Registration No. 33-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    --------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          The Greenbrier Companies, Inc.
--------------------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)

            Delaware                                         93-0816972
--------------------------------------------------------------------------------
   (State or other jurisdiction of                           (IRS Employer
  of incorporation or organization)                        Identification No.)

  200 One Centerpointe Drive
     Lake Oswego,Oregon                                         97035
--------------------------------------------------------------------------------
 (Address of principal executive offices)                     (Zip Code)

                            Stock Incentive Plan - 2000
--------------------------------------------------------------------------------
                             (Full title of the plan)

                                William A. Furman
                      President and Chief Executive Officer
                           200 One Centerpointe Drive
                            Lake Oswego, Oregon 97035
                                  (503) 684-7000
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                               Kenneth D. Stephens
                                 Tonkon Torp LLP
                               1600 Pioneer Tower
                              888 S.W. Fifth Avenue
                              Portland, Oregon 97204

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------
 Title of securities to       Amount to be         Proposed maximum          Amount of
    be registered              registered         aggregate offering     registration fee
                                                        price

---------------------------------------------------------------------------------------------
 common stock,              1,000,000 shares(1)    $9,149,843.75(3)      $2,415.56
 $.001 par value

---------------------------------------------------------------------------------------------
 common stock,                900,000 shares(2)    $8,381,250.00(4)      Not applicable.(4)
 $.001 par value

---------------------------------------------------------------------------------------------
 Total                      1,900,000 shares       $17,531,093.75        $2,415.56

---------------------------------------------------------------------------------------------

(1)This filing registers 1,000,000 shares of Greenbrier's common stock reserved for issuance under Greenbrier's Stock Incentive Plan--2000 (the "Plan"). There are also registered an undetermined number of additional shares of common stock that may become available for purchase in accordance with the provisions of the Plan in the event of any future change in the outstanding shares of common stock as a result of a stock dividend, stock split or similar adjustment.

(2)This filing also registers 900,000 shares of Greenbrier's common stock relating to reofferings of common stock which may be acquired from time to time in connection with exercises of options granted under the Plan, by certain directors and officers of Greenbrier who may be deemed to be affiliates that hold control securities (as those terms are defined by Rule 144 and Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")).

(3)Calculated pursuant to Rule 457(c) and (h)(3) based upon (a) the actual aggregate price of $2,281.875.00 for 262,500 shares of Greenbrier's common stock subject to previously granted options (250,000 of which are exercisable at a price of $8.69 per share, and 12,500 of which are exercisable at a price of $8.75 per share), and (b) the estimated proposed maximum offering price for 737,500 shares reserved for issuance under the Stock Incentive Plan--2000, of $6,867,968.75, estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act. The offering price of $9.3125 per share is the average of the high and low sales prices of the common stock on December 11, 2000 on the New York Stock Exchange.

(4)The estimated proposed maximum offering price for 900,000 shares offered for resale is calculated based upon the average of the high and low sales prices of the common stock on December 11, 2000, on the New York Stock Exchange. No additional filing fee is required to be paid with respect to the shares offered pursuant to the Plan which are offered for resale under the reoffer prospectus contained herein, pursuant to Rule 457(h)(3).

                         THE GREENBRIER COMPANIES, INC.

                          CROSS REFERENCE SHEET BETWEEN
                  THE REGISTRATION STATEMENT AND THE PROSPECTUS

                    (PART I OF FORM S-3 FOR USE ON FORM S-8)

      The location in the prospectus of the information to be included in the prospectus in response to the Items of Part I of Form S-3 for use on Form S-8 is as follows:

      ITEM                                            LOCATION IN PROSPECTUS

  1.  Forepart of the Registration Statement          Outside Front Cover Page
      And Outside Front Cover Page of Prospectus

  2.  Inside Front and Outside Back Cover             Inside Front Cover Page
      Pages of Prospectus

  3.  Summary of Information, Risk Factors            Outside Front Cover Page,
                                                      Risk Factors

  4.  Use of Proceeds                                 Not Applicable

  5.  Determination of Offering Price                 Not Applicable

  6.  Dilution                                        Not Applicable

  7.  Selling Security Holders                        Selling Stockholders

  8.  Plan of Distribution                            Outside Front Cover Page,
                                                      Plan of Distribution

  9.  Description of Securities to be Registered      Incorporation of Certain
                                                      Documents by Reference

  10. Interest of Named Experts and Counsel           Legal Matters, Experts

  11. Material Changes                                Not Applicable

  12. Incorporation of Certain Information            Incorporation of Certain
      by Reference                                    Documents by Reference

  13. Disclosure of Commission Position on            Not Applicable
      Indemnification for Securities Act
      Liabilities

                               REOFFER PROSPECTUS

                         THE GREENBRIER COMPANIES, INC.

                                  THE OFFERING

         This prospectus is being used in connection with the offering from time to time by certain officers and directors of The Greenbrier Companies, Inc. ("selling stockholders") or their successors in interest of shares of common stock (the "common stock") of The Greenbrier Companies, Inc. ("Greenbrier", or the "Company") that the selling stockholders may acquire upon the exercise of stock options granted under Greenbrier's Stock Incentive Plan - 2000.

Shares of common stock offered
         by selling stockholders...............  900,000

Offering price.................................  The selling stockholders may offer the shares for sale on
                                                 the New York Stock Exchange at
                                                 the market price at the time of
                                                 the sale. The selling
                                                 stockholders may also offer the
                                                 shares in privately negotiated
                                                 transactions either at the
                                                 market price at the time of the
                                                 sale, at a price related to the
                                                 market price or at a negotiated
                                                 price. On December 11, 2000,
                                                 the closing sales price of
                                                 Greenbrier's common stock on
                                                 the New York Stock Exchange was
                                                 $9.25 per share.

New York Stock Exchange Symbol.................  GBX

                  -------------------------------------------------

THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     ----------------------------------------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ---------------------------------

                   The date of this prospectus is December 11, 2000.

                                TABLE OF CONTENTS

Prospectus Summary...........................................................4
     Explanatory Note........................................................4
     The Greenbrier Companies................................................4
     Where You Can Find More Information.....................................4
     Incorporation of Certain Documents by Reference.........................5
Risk Factors.................................................................7
     Customer Concentration and Order Size...................................7
     Fluctuating Demand for Railcar Products.................................7
     Ability to Remarket Leased Equipment Profitably.........................7
     Dependence on Suppliers.................................................7
     Competition.............................................................8
     Environmental Matters...................................................8
     Control by Principal Stockholders.......................................9
This Offering...............................................................10
Selling Stockholders........................................................11
Plan of Distribution........................................................12
Legal Matters...............................................................14
Experts.....................................................................14
Signatures..................................................................15
Power of Attorney...........................................................16

                       -----------------------------------


         THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GREENBRIER THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. YOU MAY REQUEST A COPY OF ALL DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS BY WRITING OR TELEPHONING GREENBRIER AT THE FOLLOWING ADDRESS: ATTENTION MARK J. RITTENBAUM, VICE PRESIDENT AND TREASURER, THE GREENBRIER COMPANIES, ONE CENTERPOINTE DRIVE, SUITE 200, LAKE OSWEGO, OREGON 97035, TELEPHONE (503) 684-7000. COPIES OF ALL DOCUMENTS REQUESTED WILL BE PROVIDED WITHOUT CHARGE (NOT INCLUDING THE EXHIBITS TO THOSE DOCUMENTS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THOSE DOCUMENTS OR THIS PROSPECTUS).

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE CIRCUMSTANCES AND TERMS OF THE OFFERING AND FOR COMPLETE INFORMATION ABOUT GREENBRIER, YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE INFORMATION INCORPORATED BY REFERENCE, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS.

                                EXPLANATORY NOTE

         This reoffer prospectus is filed as a part of the Registration Statement on Form S-8 and has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers of common stock defined as "control securities" under Instruction C to Form S-8 acquired by "affiliates" (as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act")) pursuant to the exercise of stock options under Greenbrier's Stock Incentive Plan - 2000.

                            THE GREENBRIER COMPANIES

         Greenbrier was incorporated in the State of Delaware in 1981. On November 7, 2000 the Company's Board of Directors approved a plan of redomestication and recommended the plan to the Company's stockholders for approval. If the redomestication plan is approved by the Company's stockholders the Company will change its state of domicile and become an Oregon corporation. The redomestication will occur by means of a merger of the Company with and into an Oregon subsidiary of the Company, Oregon Greenbrier Companies, Inc., which will be the surviving corporation. The redomestication plan and plan of merger will be submitted to the Company's stockholders at its annual stockholders' meeting on January 9, 2001.

         Greenbrier supplies conventional and intermodal transportation equipment and services to the railroad industry. Intermodal transportation is the movement of cargo in standardized containers or trailers that are freely interchangeable among railcar, truck or ship. Greenbrier operates two primary business segments: manufacturing and leasing & services. The manufacturing segment produces double-stack intermodal railcars, conventional railcars, marine vessels and forged steel products, and performs railcar refurbishment and maintenance activities. In Europe, Greenbrier also manufactures new freight cars through the use of unaffiliated sub-contractors. Greenbrier currently manages a fleet of railcars of which 45% are owned and the remainder are managed for railroads, institutional investors and other leasing companies. Management services include equipment marketing and re-marketing, maintenance, management and administration. Greenbrier participates in both the finance and the operating lease segments of the market.

                       WHERE YOU CAN FIND MORE INFORMATION

         Greenbrier is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act Greenbrier files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may inspect and copy any document Greenbrier files at the SEC's public rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Northeast Regional Office at Seven World Trade Center, New York, New York 10048; and at the Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. You may also purchase copies of Greenbrier's filings by writing to the Public
Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W.,
Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Greenbrier's SEC filings are also available on the SEC's website at http://www.sec.gov.
                                                   -------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This prospectus is part of a registration statement on Form S-8 that Greenbrier filed with the SEC in accordance with the requirements of Part I of Form S-3 and General Instruction C of the Instructions to Form S-8. The SEC allows this filing to "incorporate by reference" information that the Company previously filed with the SEC. This means the Company can disclose important information to you by referring you to other documents that it filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supercede this information. For further information about the Company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

     - Greenbrier's annual report on Form 10-K for the fiscal year ended August 31, 2000;

     - The description of Greenbrier common stock, $0.001 par value included in the Company's Registration Statement on Form S-1, as declared effective on July 11, 1994 (Registration No. 33-78852), including any amendments or report filed for the purpose of updating such information; and

     - All documents Greenbrier files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold.

              Greenbrier will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into the registration statement (other than exhibits to such information unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates). Written or oral requests for such information should be directed to: Mark J. Rittenbaum, Vice President and Treasurer, The Greenbrier Companies, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, telephone (503) 684-7000.

         Greenbrier has not authorized any person to give any information or to make any representations in connection with sale of the shares by the selling stockholders other than those contained in this prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this prospectus. You should not assume that there has been no change in Greenbrier's affairs since the date of this prospectus or that the information in this prospectus is correct as of any time after its date. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any state or under any circumstances in which such an offer or solicitation is unlawful.

                                  RISK FACTORS

         Before you invest in Greenbrier's common stock you should be aware that there are various risks, including those described below, that may affect the Company's business, financial condition and results of operations. However, this list of risk factors may not be exhaustive.

CUSTOMER CONCENTRATION AND ORDER SIZE.

         The railcar customer base is highly concentrated and each customer has substantial purchasing power. In any given year, a small number of customers and a correspondingly small number of large purchase orders represent a significant percentage of the Company's revenues. In 2000, sales to the two largest customers, TTX Company and The Burlington Northern and Santa Fe Railway Company ("BNSF"), accounted for 30% and 9% of total revenues and 33% and 7% of manufacturing revenues. Sales to Union Pacific Railroad and BNSF accounted for approximately 27% and 12% of leasing & services revenues. The loss of any of these or other substantial customers, or a material adverse change in the financial condition of these customers, could have a material adverse effect on the Company's results of operations.

FLUCTUATING DEMAND FOR RAILCAR PRODUCTS.

         Demand for new railcars has widely fluctuated on an industry-wide basis over the past two decades. During most of the 1980's new railcar deliveries declined severely due to production overcapacity. During the 1990's the overall use of railroads for freight transportation increased, overcapacity decreased, and a large number of railcars are now nearing the end of their useful lives. There can be no assurance, however, that economic conditions will remain favorable or that there will not be significant fluctuations in demand for railcars that adversely impact the industry as a whole, and the Company in particular.

ABILITY TO REMARKET LEASED EQUIPMENT PROFITABLY.

         The profitability of the Company's transportation equipment leasing & services activities is dependent in part upon the Company's ability to resell or re-lease owned equipment upon the expiration of the existing lease terms or otherwise. The lease rates and residual value of leased equipment may vary substantially, and the Company's ability to remarket such equipment profitably depends upon, among other factors, the cost of comparable new equipment, the general market availability of other used or new equipment, the degree of obsolescence of the leased equipment, the prevailing market and economic conditions, including interest and inflation rates, the need for refurbishment and the cost of materials and labor. Most of these factors are outside the control of the Company. Therefore, there can be no assurance that the Company will be able to continue to remarket its transportation equipment at a profit.

DEPENDENCE ON SUPPLIERS.

         Each railcar produced by the Company requires the supply of raw materials such as steel plate, as well as numerous specialty components such as brakes, wheels and axles. The

Company has at least two suppliers for most of the raw materials and specialty components used in its manufacturing operations. There can be no assurance, however, that the Company will not experience shortages of raw materials or components essential to the production of railcars or be forced to seek alternative sources of supply which may increase costs or adversely affect the Company's ability to obtain and fulfill orders for railcar products.

COMPETITION.

         The freight car manufacturing business and the transportation equipment leasing industry are both highly competitive. Price competition is vigorous and, coupled with the existence of a strong United States-Canada Free Trade Agreement and the ratification in 1993 of the North American Free Trade Agreement, as well as currency fluctuations and other factors, the number of railroad freight cars entering the United States from Canada increased in 1993 and may continue to increase. Orders for most types of railcars are competitively bid.

         Greenbrier is affected by a variety of competitors in each of its principal business activities. There are currently seven major railcar manufacturers competing in North America. Two of these producers build railcars principally for their own fleets and five producers - Trinity Industries, Inc., Thrall Car Manufacturing Co., Johnstown America Corp., National Steel Car, Ltd. and the Company - compete principally in the general railcar market. Some of these producers have substantially greater resources than the Company. Greenbrier competes on the basis of type of product, reputation for quality, price, reliability of delivery and customer service and support. Competition in Europe, with 20 to 30 railcar producers, is more fragmented than in North America. In railcar leasing, principal competitors in North America include Bombardier Rail Capital, The CIT Group, First Union Rail, GATX Corporation and General Electric Railcar Services. Greenbrier does not currently provide significant leasing services in Europe.

         Some of the Company's competitors have greater financial resources than the Company and there can be no assurance that such competitors will not increase their participation in the primary market segments in which the Company operates.

ENVIRONMENTAL MATTERS.

         The Company is subject to national, state, provincial and local environmental laws and regulations concerning, among other matters, air emissions, wastewater discharge, solid and hazardous waste disposal and employee health and safety. Greenbrier maintains an active program of environmental compliance and believes that its current operations are in material compliance with all applicable national, state, provincial and local environmental laws and regulations. Prior to acquiring manufacturing facilities, the Company conducts investigations to evaluate the environmental condition of subject properties and negotiates contractual terms for allocation of environmental exposure arising from prior uses. Upon commencing operations at acquired facilities, the Company endeavors to implement environmental practices, which are at least as stringent as those mandated by applicable laws and regulations.

         Environmental studies have been conducted of owned and leased properties, which indicate additional investigation and some remediation may be necessary. The Portland, Oregon manufacturing facility is located on the Willamette River. The United States Environmental Protection Agency is considering possible classification of portions of the river bed, including the portion fronting the facility, as a federal "superfund" site due to sediment contamination. There is no indication that the Company has contributed to the contamination of the Willamette River bed, although uses by prior owners of the property may have contributed. Nevertheless, ultimate classification of the Willamette River may have an impact on the value of the Company's investment in the property and may require the Company to initially bear a portion of the cost of any mandated remediation. The Company may be required to perform periodic maintenance dredging in order to continue to launch vessels from its side-launch ways on the river, and classification as a superfund site could result in some limitations on future launch activity. Management believes that its operations adhere to sound environmental practices and applicable laws and regulations. However, there can be no assurance that current regulatory requirements will not change or that currently unforeseen environmental incidents will not occur or past failures to comply with environmental laws will not be discovered on the Company's properties.

CONTROL BY PRINCIPAL STOCKHOLDERS.

         The two principal stockholders of the Company, Alan James and William A. Furman, beneficially own an aggregate of approximately 60.1% of the outstanding common stock. Messrs. James and Furman are parties to a stockholders' agreement (the "Stockholders' Agreement") pursuant to which they agreed to vote all shares of the Company's common stock over which they control voting power to elect the current and proposed directors of the Company, including each other, and generally to vote in concert (or to refrain from voting) with respect to all other matters submitted to a vote of the stockholders. As a result, Messrs. James and Furman have the ability to control the Company's operations as well as the vote on most issues submitted to the Company's stockholders, including the election of all of the Company's directors and approval or disapproval of fundamental corporate changes, such as mergers, dissolution and changes in control. In addition, as long as they hold 55% or more of the outstanding common stock, Messrs. James and Furman may amend all of the provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"). As stockholders, Messrs. James and Furman will not be prohibited from acting in their own self-interest in respect of, among other things, voting or disposition of their shares of common stock. The Stockholders' Agreement also provides that Messrs. James and Furman will not take any action in furtherance of any transaction resulting in, or likely to result in, a change in control of the Company, except as may be required by law in the performance of their duties as a director or officer of the Company or except as they mutually agree.

                                  THIS OFFERING

         Certain selling stockholders may offer and sell, from time to time, up to 900,000 shares of Greenbrier's common stock. These are shares that may be acquired by the selling stockholders upon the exercise of stock options granted to them as of the date of this prospectus pursuant to Greenbrier's Stock Incentive Plan - 2000 (the "Plan") and shares that may be acquired by the selling stockholders pursuant to options granted to them in the future pursuant to the Plan. As of the date of this prospectus options to purchase an aggregate of 167,500 shares of Greenbrier's common stock have been granted to the selling stockholders, as detailed in the Selling Stockholders section.

         Options or shares of common stock may be issued under the Plan in amounts and to persons not presently known. Once the amounts and names are known, such persons, their holdings of common stock and certain other information may be included in a subsequent version of this prospectus. Greenbrier will pay the expenses of preparing this prospectus and the related registration statement. All brokerage commissions and other expenses incurred in connection with sales by the selling stockholders will be borne by such selling stockholders.

         Greenbrier will not receive any of the proceeds from the sale of the shares covered by this prospectus. While Greenbrier will receive sums upon any exercise of options by the selling stockholder, there are currently no plans for application of such sums, other than for general corporate purposes. Greenbrier cannot assure that any of such options will be exercised.

                              SELLING STOCKHOLDERS

         The following table sets forth: (i) the name and position of each selling stockholder who may sell common stock pursuant to this prospectus; (ii) the number of shares of common stock owned by each selling stockholder as of the date of this prospectus; (iii) the number of shares of common stock offered hereunder which may be acquired by the selling stockholders pursuant to the exercise of options granted to them under the Plan as of the date of this prospectus; and (iv) the amount and percentage of common stock to be owned by each such selling stockholder if such selling stockholder were to sell all of the shares of common stock which may offered pursuant to this prospectus. Options or shares of common stock may be issued under the Plan in amounts and to persons not presently known; when known, such persons, their holdings of common stock and certain other information may be included in a subsequent version of this prospectus.

-------------------------------------------------------------------------------------------------------------------
Name and Position               Number of Shares of              Number of Shares of         Number of Shares
                                   Common Stock                  Common Stock to be          of Common Stock
                                  Owned Prior to                     Offered(2)              Owned/Percentage
                                   Offering(1)                                               After Offering(3)

-------------------------------------------------------------------------------------------------------------------
Victor G. Atiyeh,                       300                             2,500                        *
Director
-------------------------------------------------------------------------------------------------------------------
Peter K. Nevitt,                      5,000                             2,500                        *
Director
-------------------------------------------------------------------------------------------------------------------
Benjamin R. Whiteley,                 7,000                             2,500                        *
Director
-------------------------------------------------------------------------------------------------------------------
A. Daniel O'Neal,                     5,277                             2,500                        *
Director
-------------------------------------------------------------------------------------------------------------------
C. Bruce Ward,                        2,500                             2,500                        *
Director and Chairman
of the Board of
Directors of Gunderson,
Inc.
-------------------------------------------------------------------------------------------------------------------
Robin Bisson,                         4,805                            25,000                        *
Senior Vice President,
Marketing and Sales
-------------------------------------------------------------------------------------------------------------------
Larry G. Brady,                           0                            25,000                        *
Senior Vice President
and Chief Financial
Officer
-------------------------------------------------------------------------------------------------------------------
Mark J. Rittenbaum,                   1,300                            25,000                        *
Vice President and
Treasurer
-------------------------------------------------------------------------------------------------------------------
Timothy A. Stuckey,                       0                            10,000                        *
President of Gunderson
Rail Services, Inc.
-------------------------------------------------------------------------------------------------------------------


                                       11

-------------------------------------------------------------------------------------------------------------------
Norris M Webb,                        3,331                            25,000                        *
Executive Vice
President and General
Counsel
-------------------------------------------------------------------------------------------------------------------
L. Clark Wood,                          300                            25,000                        *
President of Greenbrier
Manufacturing
Operations
-------------------------------------------------------------------------------------------------------------------
William L. Bourque,                   5,000                            20,000                        *
Vice President,
International Marketing
-------------------------------------------------------------------------------------------------------------------
TOTAL                                34,813                           167,500
-------------------------------------------------------------------------------------------------------------------

* Less than one percent.

(1)For purposes of this table, the number of shares of common stock owned prior to this offering includes all shares of common stock owned by each selling stock holder as of the date of this prospectus. It does not include shares of common stock that may be acquired upon the exercise of options.

(2)For purposes of this table, the number of shares of common stock offered includes only shares of common stock which would be owned if all options granted under the Plan as of the date of this prospectus were exercised. It does not include shares of common stock which may be acquired upon the exercise of options that may be granted in the future to the selling stockholders, which information is not currently known.

(3)Applicable percentage of ownership is based on 14,171,732 shares of common stock outstanding on September 29, 2000.

                              PLAN OF DISTRIBUTION

         The selling stockholders have not advised the Company of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time-to-time by the selling stockholders or by their pledges, donees, transferees or other successors in interest. Such sales may be made over-the-counter on the New York Stock Exchange at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this prospectus; or (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commission received by them and any profit realized by them on the resales of shares as principals may be deemed underwriting compensation under the Securities Act. Shares of common stock covered by this prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon by Tonkon Torp LLP. A member of Tonkon Torp LLP is secretary of the Company and beneficially owns 7,600 shares, including 500 shares owned by his spouse. Three other members of the firm beneficially own an aggregate of 8,890 shares.

                                     EXPERTS

         The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended August 31, 2000 have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Oswego, Oregon, on December 11, 2000.

                                        THE GREENBRIER COMPANIES, INC.


                                        By /s/ William A. Furman
                                          -------------------------------------
                                          William A. Furman
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints William A. Furman his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities Exchange Commission, granting unto such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorney and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

PRINCIPAL EXECUTIVE OFFICERS:                                DATE:


/s/ William A. Furman                                        December 11, 2000
----------------------------------
William A. Furman
President, Chief Executive Officer
and Director


/s/ Alan James                                               December 11, 2000
----------------------------------
Alan James
Chairman of the Board of Directors

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:


/s/ Larry G. Brady                                           December 11, 2000
----------------------------------
Larry G. Brady
Senior Vice President and
Chief Financial Officer


DIRECTORS:

/s/ Victor G. Atiyeh                                         December 11, 2000
-----------------------------------
Victor G. Atiyeh


/s/ Benjamin R. Whiteley                                     December 11, 2000
-----------------------------------
Benjamin R. Whiteley


/s/ C. Bruce Ward                                            December 11, 2000
-----------------------------------
C. Bruce Ward


/s/ Peter K. Nevitt                                          December 11, 2000
-----------------------------------
Peter K. Nevitt


/s/ A. Daniel O'Neal, Jr.                                    December 11, 2000
-----------------------------------
A. Daniel O'Neal, Jr.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents filed by Greenbrier with the Securities Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement:

         (a) Greenbrier's annual report on Form 10-K for the fiscal year ended August 31, 2000.

         (b) The description of Greenbrier's common stock, $0.001 par value (the "common stock") set forth in Greenbrier's Registration Statement on Form S-1, as declared effective on July 11, 1994 (Registration No. 33-78852), including any amendments or reports filed for the purpose of updating such information.

Item 4.           Description of Securities.

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel.

                  The validity of the common stock offered hereby will be passed on by Tonkon Torp LLP. A member of Tonkon Torp LLP is Secretary of the Company and beneficially owns 7,450 shares, including 350 shares owned by his spouse of which he disclaims ownership. Three other members of the firm beneficially own an aggregate of 8,890 shares.

Item 6.           Indemnification of Directors and Officers.

         Under the Delaware General Corporation Law ("DGCL"), the Company's Restated Certificate of Incorporation (the "Certificate"), and the Company's Amended and Restated Bylaws (the "Bylaws"), the Company has broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

         Pursuant to Section 102(b)(7) of the DGCL, Article Sixth of the Certificate contains the following provision relating to the personal liability of the Company's directors:

                  "No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability, to the extent provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation
         Law of Delaware, as so amended. This Article Sixth shall not eliminate or limit the liability of a director for any act or omission which occurred prior to the effective date of its adoption. Any repeal or modification of this Article Sixth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

         Pursuant to DGCL Section 145 and Article Seventh of the Certificate,
Article VIII of the Company's Amended and Restated Bylaws provides:

         "Section 1.   DIRECTORS AND OFFICERS.

                  (a) INDEMNITY IN THIRD-PARTY PROCEEDINGS. The corporation shall indemnify its Directors and officers in accordance with the provisions of this Section 1(a) if the Director or officer was or is a party to, or is threatened to be made a party to, any proceeding (other than a proceeding by or in the right of the corporation to procure a judgment in its favor), against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the Director or officer in connection with such proceeding if the Director or officer acted in good faith and in a manner the Director or officer reasonably believed was in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the Director or officer, in addition, had no reasonable cause to believe that the Director's or officer's conduct was unlawful; PROVIDED HOWEVER, that the Director or officer shall not be entitled to indemnification under this Section 1(a): (i) in connection with any proceeding charging improper personal benefit to the Director or officer in which the Director or officer is adjudged liable on the basis that personal benefit was improperly received by the Director or officer unless and only to the extent that the court conducting such proceeding or any other court of competent jurisdiction determines upon application that, despite the adjudication of liability, the Director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, or (ii) in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its Directors, officers, employees or other agents unless (A) such indemnification is expressly required to be made by law, (B) the proceeding was authorized by the Board of Directors, or (C) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law."

         In addition to the indemnification and exculpation provided by the Company's Certificate and Bylaws, the Company has entered into an indemnification agreement with each of its directors and officers. The indemnification agreements provide that no director or officer shall have a monetary liability of any kind in respect of the director's or officer's errors or omissions in serving the Company or any of its subsidiaries, stockholders or related enterprises, so long as such errors are not shown by clear and convincing evidence to have involved: (i) any breach of the duty of loyalty to such entities; (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of the law; (iii) any transaction from which the director or officer derived an improper personal benefit; (iv) any unlawful corporate distribution as defined in the DGCL; or (v) profits made from the purchase and sale by the director or officer of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended. Furthermore, regardless of the theory of liability asserted and to the fullest extent permitted by law, no director or officer shall have personal liability for (i) punitive, exemplary or consequential damages; (ii) treble or other damages computed based upon any multiple of damages actually and directly proved to have been sustained; (iii) fees of attorneys, accountants, expert witnesses or professional consultants; or (iv) civil fines or penalties of any kind or nature whatsoever.

         The indemnification agreements also require the Company to indemnify any director or officer who is a party to, or is threatened to be made a party to, any proceeding, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with such proceeding, if the director or officer: (i) acted in good faith and in a manner the director or officer reasonably believed was in or not opposed to the best interests of the Company; and (ii) with respect to any criminal proceeding, the director or officer also had no reasonably cause to believe that his or her conduct was unlawful. In any proceeding charging a director or officer with improper personal benefit to the director or officer, the Company will indemnify the director or officer if the appropriate court determines that the director or officer is fairly and reasonably entitled to indemnification.

         The indemnification agreements also provide indemnity to a director or officer in proceedings brought by or in the right of the Company, as long as the director or officer acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. If a director or officer is adjudged liable to the Company, he or she will not be indemnified unless the appropriate court determines that the director or officer is fairly and reasonably entitled to indemnification.

         Notwithstanding the foregoing, the indemnification agreements indemnify each director and officer to the fullest extent permitted by law with respect to any proceeding against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with any proceeding. The forms of indemnification agreements entered into between the Company and its officers and directors have been filed with the SEC and are incorporated by reference to the Company's Registration Statement on Form S-1, as declared effective on July 11, 1994 (Registration No. 33-78852).

         The Company maintains directors' and officers' liability insurance under which the Company's directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.

         The exhibits listed in the Index to Exhibits, which appears on page 16 herein, are filed as part of this Registration Statement.

Item 9.           Undertakings.

                  A.       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)      To include any prospectus required by
                           section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                     [THIS SPACE IS INTENTIONALLY LEFT BLANK.]

                                INDEX TO EXHIBITS

EXHIBIT NUMBER                  EXHIBIT

4.1                      Restated Certificate of Incorporation(1)

4.2                      Amended and Restated Bylaws(1)

4.3                      Form of Indemnification Agreements(1)

5.1                      Opinion of Tonkon Torp LLP

23.1                     Consent of Deloitte & Touche LLP, Independent Auditors

23.2                     Consent of Tonkon Torp LLP (included in Exhibit 5.1)

24.1                     Power of Attorney (see Page 15)



Other exhibits listed in Item 601 of Regulation S-K are not applicable.


















------------------------
(1)Incorporated by reference to the Company's Registration Statement on Form S-1, as declared effective on July 11, 1994 (Registration No. 33-78852).